--------                                       U.S. SECURITIES AND EXCHANGE COMMISSION                      ------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                     OMB APPROVAL
--------                                                                                                    ------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              OMB Number:    3235-0104
                                                                                                            Expires:  April 30, 1999
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,       Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or         hours per response...0.5
                                         Section 30(f) of the Investment Company Act of 1940                ------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person          2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
    Moores           John               J.          (Month/Day/Year)       NEON Systems, Inc. (NESY)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)       March 4, 1999       5. Relationship of Reporting Person    6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-    X  Director           10% Owner          (Month/Day/Year)
                                                    curity Number of    ----               ----
  14100 Southwest Freeway, Suite 500                Reporting Person        Officer            Other (specify  ---------------------
                                                    (Voluntary)         ----               ----
------------------------------------------------------------------------       (Give title below))
                    (Street)
  Sugar Land         Texas             77478                                        Chairman
------------------------------------------------------------------------------------------------------------------------------------
    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                          (Print or Type Responses)                                                                SEC 1473 (8-92)




FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of                       (Instr. 5)
                                                                             Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
                                                                                /s/ John S. Reiland*                  3/4/99
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      Signature of Reporting Person               Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).         *As attorney-in-fact

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      SEE Instruction 6 for procedure.
                                                                                                                            Page 2
                                                                                                                   SEC 1473 (8-92)